Exhibit 99.1

FibroGen Announces FDA Advisory Committee to Review Roxadustat New Drug Application Tentatively Scheduled for July 15, 2021

SAN FRANCISCO, APRIL 6, 2021 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN) announced that the U.S. Food and Drug Administration (FDA) has informed the Company late today it has tentatively scheduled a Cardiovascular and Renal Drug Advisory Committee (CRDAC) on July 15, 2021 to review the New Drug Application (NDA) for roxadustat for the treatment of anemia of chronic kidney disease (CKD) in both dialysis-dependent and non-dialysis-dependent patients.

The NDA submission was supported by positive results from a global Phase 3 program encompassing more than 8,000 patients. Roxadustat is approved and launched in China and Japan for the treatment of anemia of CKD in patients on dialysis and not on dialysis.

About Cardiovascular and Renal Drugs Advisory Committee

The Cardiovascular and Renal Drugs Advisory Committee (CRDAC) reviews and evaluates available data concerning the safety and effectiveness of marketed and investigational drug products for use in the treatment of cardiovascular and renal disorders, and makes appropriate recommendations to the Commissioner of Food and Drugs. Although the FDA will consider the recommendation of the panel, the final decision regarding the approval of a product is made solely by the FDA.

About Anemia of CKD
Chronic kidney disease (CKD) is generally a progressive disease characterized by gradual loss of kidney function that may eventually lead to kidney failure or end stage renal disease, requiring dialysis or kidney transplant. CKD is estimated to occur in approximately 10-12% of adults worldwide and is predicted to become the fifth most common cause of premature death globally by 2040.

Exhibit 99.1

Anemia, a serious medical condition in which patients have insufficient red blood cells and low levels of hemoglobin, is a common early complication of CKD, affecting approximately 20% of CKD patients. Anemia of CKD is associated with an increased risk of hospitalization, cardiovascular complications, and death, and can also cause significant fatigue, cognitive dysfunction and reduced quality of life. Blood transfusions are used for treating severe anemia, however, they may reduce a patient’s opportunity for kidney transplant and can increase the risk of infection and/or complications such as heart failure and allergic reactions.

About Roxadustat

Roxadustat, an oral medicine, is the first in a new class of medicines, HIF-PH inhibitors that promote erythropoiesis, or red blood cell production, through increased endogenous production of erythropoietin; improved iron absorption and mobilization; and downregulation of hepcidin. Roxadustat is also in clinical development for anemia associated with myelodysplastic syndromes (MDS) and for chemotherapy-induced anemia (CIA).

Roxadustat is approved in China, Japan, and Chile for the treatment of anemia of CKD in adult patients on dialysis (DD) and not on dialysis (NDD). In Europe, the Marketing Authorization Application for roxadustat for the treatment of anemia of CKD in patients both on dialysis and not on dialysis was filed by our partner Astellas and accepted by the European Medicines Agency for review in May 2020. Several other licensing applications for roxadustat have been submitted by Astellas and AstraZeneca to regulatory authorities across the globe, and are currently in review.

Astellas and FibroGen are collaborating on the development and commercialization of roxadustat for the potential treatment of anemia in territories including Japan, Europe, Turkey, Russia and the Commonwealth of Independent States, the Middle East, and South Africa. FibroGen and AstraZeneca are collaborating on the development and commercialization of roxadustat for the potential treatment of anemia in the U.S., China, other markets in the Americas, in Australia/New Zealand, and Southeast Asia.

Exhibit 99.1

About FibroGen

FibroGen, Inc. is a biopharmaceutical company committed to discovering, developing, and commercializing a pipeline of first-in-class therapeutics. The Company applies its pioneering expertise in hypoxia-inducible factor (HIF) and connective tissue growth factor (CTGF) biology to advance innovative medicines for the treatment of unmet needs. The Company is currently developing and commercializing roxadustat, an oral small molecule inhibitor of HIF prolyl hydroxylase activity, for anemia associated with chronic kidney disease (CKD). Roxadustat is also in clinical development for anemia associated with myelodysplastic syndromes (MDS) and for chemotherapy-induced anemia (CIA). Pamrevlumab, an anti-CTGF human monoclonal antibody, is in clinical development for the treatment of locally advanced unresectable pancreatic cancer (LAPC), Duchenne muscular dystrophy (DMD), and idiopathic pulmonary fibrosis (IPF). For more information, please visit www.fibrogen.com.

Forward Looking Statements

This release contains forward-looking statements regarding the Company’s prospects, including statements regarding the safety and efficacy profile of our product candidates and regulatory results, strategy and interactions, including those of our partners. Forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission (SEC), and the risk factors set forth therein, including without limitation, risks related to obtaining regulatory approval and the planned FDA Advisory Committee meeting. Investors are cautioned not to place undue

Exhibit 99.1

reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Contacts:
FibroGen, Inc.

Investors:
Michael Tung, M.D.
Corporate Strategy / Investor Relations
1.415.978.1434
mtung@fibrogen.com

Media:
Jennifer Harrington
1.610.574.9196
Jennifer.Harrington@gcihealth.com

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